EXHIBIT 10.1

[ABB Logo]	Doc No.	610 BI 0016
	Rev. ind.	-
	Date	2004-04-16
	From	Lena Hammargren
	Dept.	PT HV/HV/B
	Phone	+46 240 783705
	Fax	+46 240 782881
	E-mail	lena hammargren@se.abb.com

To:	Mr. Etienne Savary, Business Unit Manager HV Capacitors

Copy to:

Process Agreement

between

Maxwell Technologies SA

and

ABB Power Technologies AB

High Voltage Products/Circuit Breakers

ABB Power Technologies AB

Postadress / Postal adress: ABB Power Technologies AB High Voltage Products SE 771 80 LUDVIK.A Sweden	Besoksadress / Visiting adress: Lyviksvagen 4 Ludvika	Ytelefon / telephone: 0240-78 20 +46 240 78 20 00	Telefax 0240-78 32 20 +46 240 78 32 20	Bankgiro / Bank details 882-0912 Org nr/VAT No: SE5560 18-0720

1. Parties and Purpose of the Supplier Process Agreement

This Agreement is entered into by Maxwell Technologies SA, CH-1728 Rossens, Switzerland (hereinafter “Supplier”) and ABB Power Technologies AB, High Voltage Products/Circuit Breakers (hereinafter ‘Buyer”). If other ABB companies join the Supplier Process Agreement, all the Appendices should be updated to contain the local Buyer specific information. A separate Supplier Process Development Plan described in chapter 20. Supplier Process Development Plan should be made separately for every company that is included in the agreement.

The purpose of this Agreement is to improve the transparency throughout the whole supply chain, to raise the level of quality, to enhance the on time delivery performance, to intensify the collaboration, and to build up industry leading logistical practices.

These goals are achieved with a concrete action plan described in chapter 20. Supplier Process Development Plan.

This Agreement is based on mutual trust and co-operation.

2. Scope of Supply and Prices

The Supplier undertakes to deliver to the Purchaser, during the Agreement period, the items described in Enclosure 1 and in accordance with the technical specification and the terms and conditions stated in this Agreement.

Prices agreed in appendix 1 are fixed during the validity of this agreement. During the agreement period the parties shall work towards reduction in costs. Reduction in costs can be achieved by, for example, change of methods of production, simplified administration or increased productivity. Reduction of costs shall lead to reduction the price payable by ABB.

It is suggested, if agreement should be renewed for a long-term period, to discuss the pricing year 2007 in month 09 year 2006.

If the parties agree to include in this agreement products other than the items described in Enclosure 1, the additional products shall be priced in accordance with the intentions of this agreement. Pricing shall in such instances be based on the price of equivalent items, adjusted with regard to any difference in costs.

3. Validity and Continuation

This Agreement shall take effect from the time it is signed by both parties and shall be valid for three years. If other companies join, it becomes effective to them on the date they sign the agreement.

The main item of this Agreement, 20. Supplier Process Development Plan, shall be reviewed minimum once per year to extend the development actions for an additional year. Thus, the Supplier Process Development Plan will always cover the next two years

In the event the Agreement is terminated, the Supplier is obliged to return to the Buyer all property belonging the Buyer

This Agreement supersedes all other previous declarations on intent, oral or written, insofar as they are within the scope of this Agreement.

4. Designs and Technical Specifications

The Supplier must have and maintain official technical drawings from every part supplied, which are under the Supply Agreement, Enclosure 1. When the ABB Extranet—tool “Documentation & Part List” on the Advanced Supply Chain Collaboration—Internet pages is installed, this tool will be used for transferring the necessary documentation.

The supplier must inform and get an written approval from ABB in good time before proposed technical or other changes to the product, that may affect ABB’s or the end customer’s utilisation of these.

5. Co-operation and Supplier Rating

The parties shall meet minimum once per year to follow up and to further develop their co-operation. A recommended agenda for such meetings is presented in Appendix 2.

6. Stock-keeping / Responsibilities

Buyer requires an on-time-delivery performance and availability of 100%. Supplier is obliged to keep a stock level that guarantees the requirement. If needed, buffer quantities can be agreed upon in Appendix 3.

The part quantities the Buyer is responsible for in cases that result in obsolescent stock are listed in Appendix 3. If possible, an old revision is used wholly before a newer is taken in use.

7. Forecasting

The Buyer shall provide the Supplier with a forecast. The Supplier shall visit the Advanced Supply Chain Collaboration—internet pages for forecast instructions and forecast information minimum once a week according to the to the instructions found on the pages to run the online forecast report. It is recommended to run the report frequently to stay updated about the demand situation.

The Supplier has to check the sufficiency of its capacity, materials, and buffers according to the forecast plus in Appendix 4 agreed flexibility taking into account vacations and other production disruptions and either commit within one week to the quantities or inform the Buyer about possible problems in deliveries.

The Buyer shall not be obligated to place orders in accordance with any such forecast. Unless otherwise agreed Supplier accepts and agrees that such forecasts are for estimating and scheduling purposes only and shall not be deemed a guarantee of any minimum or maximum volume.

8. Orders, Order Acknowledgement, Order Changes, and Order Cancellation

The order and order acknowledgement procedure is defined in Appendix 5. The time between 1.1 (Placing order) and 1.3 (Order acknowledgement) in Picture 1 is set out in Appendix 5. Unless otherwise agreed in Appendix 5, an acknowledgement time of two working days shall be used.

The Buyer has right to change the order. If the demand for change occurs after the defined Order change time the solution has to be agreed by both parties. The terms for order changing are defined in Appendix 5.

The Buyer has right to cancel the order. If the demand for cancellation occurs after the defined Order cancellation time the solution has to be agreed by both parties. The terms for order cancellation are defined in Appendix 5. In case a better solution cannot be found, the supplier has the right to ask for a charge on percentage of completion according to Equation 1.

cancellation compensation =	*	x	*
*

In case the Supplier acknowledges a delivery time longer than the agreed in Appendix 6, the Supplier is obliged to contact the Buyer by phone and confirmed facsimile with the acknowledgement information.

9. Delivery Time

The delivery process and delivery time are defined in Appendix 6. The delivery time for each material or material group is defined as the time between 1.1 (Placing order) to 1.8 (Receiving goods), visualised in Picture 1.

Supplier shall notify Buyer in written form immediately of any deviations from the acknowledged delivery time.

The supplier has the objective to shorten the production lead times to be shorter than the delivery time. Until this goal is met, the Supplier meets the agreed delivery time and flexibility by keeping buffer stock.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

10. Delivery Terms

The delivery term is specified per local Buyer in Appendix 7 according to Incoterms 2000.

In case the Supplier is responsible for the transportation from Supplier to Buyer location. Supplier is fully responsible for the deliveries to be exactly on time. If the transportation provider fails to perform as agreed, Supplier is required to take immediate corrective actions to minimise the harmful effects. Supplier is responsible for all costs associated with the delay and must notify Buyer immediately when delay is notified.

11. Deliveries and Transportation

Supplier shall use the Buyer’s forwarder for all deliveries. Supplier shall ask the Buyer the needed forwarder information.

Partial deliveries are not allowed unless separately agreed upon in written.

The supplier shall agree procedures for express deliveries separately with Buyer case by case. The express tracking number always has to be notified to the Buyer. The Supplier is obliged to use the transportation contracts of Buyer in case the transportation cost of the express delivery is agreed to be paid by Buyer.

The Supplier shall deliver delayed deliveries in the fastest way according to the Buyers time demand. Delayed deliveries are always at the Supplier’s expense. In the event of delay, the Supplier shall when delay is noticed or upon Buyer enquiry promptly by giving Buyer the first priority take such actions as are satisfactory to the Buyer to enable the delivery. Actions should include but not be limited to night work, over time, weekend work, work on religious holidays, airfreight, taxi transportation, and postponing vacations.

The Supplier will always immediately inform the Buyer when delay is expected. The Supplier shall check the late deliveries from the Advanced Supply Chain Collaboration—Internet pages once a week according to the to the instructions found on the pages.

12. Accuracy of Delivery

The Supplier is committed to 100% delivery reliability.

Both the Supplier and the Buyer shall monthly measure the Supplier’s delivery reliability and report the measurements quarterly, with a quarter year summary. The exact delivery deviations are measured against acknowledged delivery date. The acknowledged delivery date shall not at any point be longer than the date calculated by using the agreed delivery time as basis.

Delivery term FCA

Responsibility of Supplier

Supplier will measure the on time delivery on monthly base to Buyer according to below:

The number of deliveries promptly made out of the total number of deliveries during the period. Only complete deliveries and error free order items shall be taken into account.

Deliveries within -7/+0 calendar days from the agreed delivery date shall be considered to have been made on time.

If the delivery performance (OTD%) is below 98% in any month, the Supplier is committed to make report of every delayed delivery including root cause analysis and corrective actions and send it to the Buyer by the 15th of the successive month. If Buyer requests monthly reporting, the Supplier shall report OTD% to the Buyer by the 5th of the successive month.

Responsibility of Buyer

Buyer will measure the on time delivery with the current business information system.

13. Liquidated Damages for Delay in Delivery

Penalty for delayed deliveries:

*% of delayed amount per working day, max *%.

14. Packing and Palletizing

The packing material shall be environmentally friendly according to ISO 14001 and appropriate for the purpose. The package material shall if required be of anti-static type in order to avoid ESD damage of electronic components. The containers or packing shall protect the material from damage in transit, facilitate further handling at Buyer and maintain optimum costing in view of the overall process. Closer information can be found on the Advanced Supply Chain Collaboration—Internet site.

15. Delivery Documents

Each delivery must be identified with delivery document(s). The packing list must include the despatch note number, order number, position number, Buyer’s part number, part explanation, quantity, product line, destination, address, and a bar code including the despatch note number, order number, position number, and quantity. The packing list shall be attached to every separate pallet. Closer information can be found on the Advanced Supply Chain Collaboration—internet site. The supplier is responsible to provide the transportation company with the necessary documentation.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

16. Customs Clearance

Supplier shall upon request prove the origin of goods and their customs code and unit weight in accordance with the nomenclature used by the EU. The deliveries have to comply with all applicable regulations e.g. US regulations, among others, the Export Control Regulations and customs regulations.

17. Invoicing

Principally electronic means are used for invoicing. The invoices shall quote Buyer’s order number, position, and price. Supplier shall invoice in currency agreed in the Supply Agreement. Invoicing practice is defined in Appendix 8.

Terms of payment are 60 days net.

18. Complaints and Complaint Handling Compensations

In case the Supplier delivers a defective product or material, a replacement shall be delivered in the most effective way according to the Buyers time demand. The Buyer makes the decision whether a replacement shall be delivered. Transportation costs for these deliveries are always at Supplier’s expense. The Buyer may also choose to correct the defect itself. The Buyer is allowed to compensation for costs that have been accumulated due to changing the defective product or material to a faultless one or due to Buyer correction of the defect. The Buyer may choose to receive a credit note as compensation for the defective material.

By request of the Supplier, the defect material will be sent back to Supplier if a replacement has taken place. Transportation costs for the returned parts or materials are always at Supplier’s expense.

Buyer has the right to charge Supplier * EUR for every complaint made as a complaint-handling fee.

Other compensations shall be determined according to the Supply Agreement enclosure XX.

Complaint handling is defined in Appendix 9.

19. Export Control

Supplier has acquainted itself with the valid statutes on export and import control concerning the deliveries for the Buyer and is committed to abide by them or Buyer has to provide the Supplier with the needed documentation.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

The Supplier shall upon demand by ABB provide, without charge to ABB, certificates of origin and other documents in order to establish the origin of the Products in accordance with relevant trade agreements

ABB Power Technology Products AB	VAT NO:	SE 556012224301

Maxwell Technologies AS	VAT NO:	140746

20. Logistics Development Plan

The Supplier Process Development Plan is a three-year development commitment between the parties and is described in detail in Appendix 10.

21. Patents and other rights

The Supplier shall hold ABB harmless for all damage that may ensue from disagreement concerning alleged or actual infringements of patents, copyright, trademarks, trade names or other rights, through the utilization of the Supplier’s Products, systems. programmes or documentation,

In case of infringement, the Supplier shall, for its own account, safeguard ABB’s right to continue utilizing the Products, or alter the Products so that there is no longer an infringement, or replace the Products with equivalent products so that the utilization of which does not infringe.

Rights to ideas, inventions, know-how emanating from the parties’ cooperation shall vest in the originator. Where the Supplier is the originator or author, ABB shall be licensed to make use of the idea, invention, etc., in consideration of the payment of reasonable fees.

22. Confidentiality

Technical or commercial information obtained by ABB from the Supplier, and vice versa, in the course of their commercial relations, shall be treated in confidence by the recipient party for five years thereafter

The duty of confidentiality shall not apply to information:

a)	already known to the recipient, when he took part thereof in the circumstances above defined;

b)	properly provided by third party to the recipient; or,

c)	which is or becomes generally available through other means than breach of this clause.

23. Termination – Breach of contract

The Supplier and ABB may immediately terminate this agreement or cancel any binding order placed by giving written notice to the other party, if the other party has:

a)	committed a fundamental breach of the agreement and in spite of a written demand to remedy the breach no suitable measures have been taken to do so within 30 days of receipt of such demand;

b)	become unable to pay its debts or entered into compulsory or voluntary liquidation;

c)	Prices agreed upon in Enclosure 1 are assumed to be competitive. Unreasonably high prices, which the parties cannot agree upon, are also cause for termination of this agreement.

24. Product liability

The Supplier shall take out necessary insurance’s to protect himself and ABB against all claims and costs arising from faulty Products delivered by the Supplier.

25. Choice of law and arbitration

The parties agree to submit to arbitration in accordance with the rules of Arbitration Institute of the Stockholm Chamber of Commerce

This agreement shall be governed by Swedish law.

26. Scope

This Agreement supersedes all other previous declarations on intent, oral or written, insofar as they are within the scope of this Agreement.

Appendixes to the Agreement:

Picture 1	Order - delivery flow

Appendix 1	Products, prices

Appendix 2	Recommended agenda for seasonal meetings

Appendix 3	Buffer quantities and stock responsibilities.

Appendix 4	Forecast flexibility

Appendix 5	Order, order acknowledgement, order change, and order cancellation procedure

Appendix 6	Delivery time

Appendix 7	Delivery terms

Appendix 8	Invoicing

Appendix 9	Complaint process

Appendix 10	ASCC

This Agreement has been executed in two identical copies, one for both parties.

Ludvika, 2004-04-16

ABB Power Technologies	Maxwell Technologies SA

High Voltage Products	HV Capacitors

Circuit Breakers

/s/ Hans Linder Hans Linder	Etienne Savary
Supply Chain Manager	Business Unit Manager

/s/ Lena Hammargren Lena Hammargren
Supplier Manager

[ABB Logo]	Process agreement Appendix 1: Products, prices, qualification tests for jointed porcelain Annexe 1 Mechanical test planned, Annexe 2 Electrical test planned in RTH / Zurich CH

Department	Issued by:	Date:	Approved by:	Page
PTHVP/BI	Lena Hammargren	2004-04-16	Hans Linder	1(6)

[MAXWELL LOGO]	CONDIS

ABB Power Technologie Product AB, LUDVIKA HV Product / Circuit breaker	Price list HO-300551 mod.4

Standard type	Non- standard type	Make- to- order product	Type CONDIS	Maxwell drawing	Type ABB Ludvika	Voltage [kV]	Capacitance [pF]	Length [mm]	Creepage [mm]	Colour	Price/unit 2004	Price/unit* 1st July ‘004	Price/unit* 1st Sept 2004	Price/unit 2005	Price/unit 2006
	0-24		CDOR0028N30	T100C1480B284N30	5417030-10	100	4800	1400	4525	brown	*	*	*	*	*
	0-24		CDOR0029N80	T100C1480B284N80	5417030-15	100	4800	1400	4525	grey	*	*	*	*	*
	0-24		CDOR0022N30	T100C1160B314N30	5417029-20	110	1600	1400	4525	brown	*	*	*	*	*
	0-24		CDOR0023N80	T100C1160B314N80	5417029-25	110	1600	1400	4525	grey	*	*	*	*	*
		x	CDOR0556N80	Q130C1160B714N80	1HSB445417-8	130	1600	1785	5802	grey	*	*	*	*	*
150			CDOR0024N10	T13001160B714N10	5417029-10	130	1600	1800	5250	brown	*	*	*	*	*
	24		CDOR0025N60	T130C1160B714N60	5417029-15	130	1600	1800	5250	grey	*	*	*	*	*
	0-24		CDOR0026N30	T170C1160B864N30	5417029-30	170	1600	1950	6315	brown	*	*	*	*	*
		x	CDORC557N80	Q170C1160C064N80	1HSB4454-17-7	170	1600	2135	7192	grey	*	*	*	*	*
1000[1]			CDOR0032N30	T170C1160C064N30	5417032-20	170	1600	2150	7180	brown	*	*	*	*	*
			CDOR0032N31	T170C1160C064N31	5417032-50	170	1600	2150	8250	brown	For standardisation, will be replaced by CDOR0032N33 5417032-70 with creepage 8800mm
	30-150		CDOR0032N33	T170C1160C064N33	5417032-70	170	1600	2180	8800	brown	*	*	*	*	*
		x	CDOR0032N32	T170C1160C064N32	5417032-60	170	1600	2180	8800	brown	*	*	*	*	*
	36		CDORC033N80	T170C1160C064N80	5417032-25	170	1600	2150	7180	grey	*	*	*	*	*
		x	CDOR0558N80	Q130C0500B714N80	similar 5417029-10	130	500	1785	5802	grey	*	*	*	*	*
	0-24		CDOR0560N10	T130C05008714N10	1HSB445417-1	130	500	1800	5250	brown	*	*	*	*	*
	0-24		CDOR0501N60	T130C05008714N60	1HSB445417-2	130	500	1800	5250	grey	*	*	*	*	*
	0-24		CDOR0722N30	T170C05008864N30	1HSB445417-3	170	500	1950	6315	brown	*	*	*	*	*
	0-24		CDOR0723N80	T170C05008864N80	1HSB445417-4	170	500	1950	6315	grey	*	*	*	*	*
		x	CDOR0559N80	Q170C0500C064N80	similar 5417032-20	170	500	2135	7192	grey	*	*	*	*	*
	0-24		CDOR0562N30	T170C0500C064N30	1HSB445417-5	170	500	2150	7180	brown	*	*	*	*	*
	0-24		CDOR0563N80	T170C5500C064N80	1H58445417-6	170	500	2150	7100	grey	*	*	*	*	*

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[MAXWELL LOGO]	CONDIS

ABB Power Technologie Product AB, LUDVIKA HV Product / Circuit breaker	Price list HO-300551 mod.4

Over Cost for painting:	*.—/capacitor
Delivery time:	see table in contract
Min quantity per delivery:	* pces
Delivery conditions:	FCA, Rossens
Payment:	30 days net (for 90 days: price increase *%)
Validity of the price list:	From date of signature to December 2006 (order entry; delivery max march 2007)
Packaging:	6pces per crates included
Treatment of the crates:	NIMP 15 included
Identification at the crates:	• acknowledgement nber (included in the crates nber) • Serial nber of capacitor
A bar code will be introduced in the current 2004.
Delivery document:	One Packing list per delivery
Acknowledgement time:	4 days, for composite 10 days 14 days since 1.1.2005)
Penalties against delays in delivery:	*% of delayed amount per working day, max *%.

Glueded porcelain will be accepted when the capacitor has passed the vibration and electrical type tests according STC 12.0130 (dated: 15 march 2004)

Rossens, 15th March 2004

Etienne Savory Maxwell technologies SA Business Unit Manager HV capacitors	Alain Riedo Maxwell technologies SA Managing Director

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[MAXWELL LOGO]	CONDIS

Qualification tests for jointed porcelain	STC12.0130

				Mecanical Tests			Electrical Test
Reference Insulator	MXWL capacitor type	Insulator Supplier		Bending load test	Burst pressure test	Vibration test	Type Test
* * *	CDOR0455N40	A	Date	March 2004	March 2004	April 04	April 2004
			Place	Supplier A	Supplier A		ETH Zurich
Test Report
			Requested Value	*	*	See Annexe 1	See Annexe 2
Result

* * *	CDOR0024N10	B	Date	Covered by insulator 17.14021-01	Covered by insulator 17.14021-01	Covered by insulator 17.14021-01	Covered by insulator 17.14021-01
Place
Test Report
Requested Value
Result

* * *	CDOR0032N30	B	Date	May 2004	May 2004	June 2004	June 2004
			Place	Supplier B	Supplier B		ETH Zürich
Test Report
			Requested Value	*	*	See Annexe 1	See Annexe 2
Result

15th march 2004

E. Savary

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[MAXWELL LOGO]	CONDIS

Annexe 1	STC12.0130

Mechanical test planned

1. Vibration Test	Frequence:	*
	Increasing rate:	*
	Nb of sweeps:	*
	Temperature:	*

2. Vibration Test	Frequence:	*
	Deplacement:	*
	Nb of axe:	*
	Nb of sweeps:	*
	Temperature:	*

3. Mechanical shocks	Shocks:	*
	Duration	*
	Nb of shocks:	*
	Nb of axe:	*
	Temperature:	*

4. Mechanical shocks	Shocks:	*	Acceptance criteria according customer’s specifications (as good as experience made on one piece porcelain)
	Duration:	*
	Nb of shocks:	*
	Nb of axe	*
	Temperature	*

5. Mechanical shocks	Shocks	*
	Duration	*
	Nb of shocks:	*
	Nb of axe:	*
	Temperature:	*
Repetition of routine test (*% of test voltage)

4. Mechanical shocks	Shocks	*
	Duration	*
	Nb of shocks:	*
	Nb of axe:	*
	Temperature:	*
Repetition of routine test *% of test voltage)

5. Mechanical shocks	Shocks	*	Test for information (took for the limits)
	Duration	*
	Nb of shocks:	*
	Nb of axe:	*
	Temperature:	*
Repetition of routine test (*% of test voltage)

15th march 2004 / SaE

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[MAXWELL LOGO]	CONDIS

Annexe 2	STC12.0130

Electrical test planned in ETH / Zurich CH

1. C, Loss factor measurement	*
2. PD measurement	*
3. Test Voltage	*
4. PD measurement	*
5. C. Loss factor measurement	*
6. Switching impulse Sil *	*
7. Lightning impulse BIL *	*
8. Chopped lightning impulse *	*
9. Lightning impulse BIL *	*
10. C, Loss factor measurement	*
11. PD measurement	*
12. Test Voltage	*
13. PD measurement	*
14. C, Loss factor measurement	*

15th march 2004 / SaE

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[ABB Logo]	Process agreement Appendix 2: Recommended agenda for seasonal meetings

Department	Issued by:	Date:	Approved by:	Page
PTHVP/BI	Lena Hammargren	2004-04-16	Hans Linder	1(1)

The Buyer has the right to have regular meetings with the Supplier, where the suggested agenda would be the following:

Action Items

Target review

•	Process plan items

–	flexibility

–	lead times

–	OTD

–	advanced transactions (EDI, kanban, VMI etc.)

•	Quality

•	Other

Rating

•	Rating of previous quarter(s)

Last minute of meeting

•	Open issues from the last meeting

Availability

•	OTD reports by Buyers’ Plants measured by Buyer and Supplier

•	The accuracy and development of forecasts

•	Volumes, rolling forecast for coming 12 months

Quality

•	Quality data of supplier products

•	Quality data of supplier process

•	The status of complaints

Cost

•	Raw material price development, availability, possible problems

•	Activities to reduce cost

Processes

•	Advanced transactions

•	Review of logistics and transportation

•	etc.

Other

•	New possibilities of improvements

•	Qualification and timing of new goals

•	Obsolete material

•	Next meeting

[ABB Logo]	Process agreement Appendix 3: Buffer quantities Appendix 4: Forecast flexibility

Department	Issued by:	Date:	Approved by:	Page
PTHVP/BI	Lena Hammargren	2004-04-16	Hans Linder	1(2)

[MAXWELL LOGO]	CONDIS

Appendix 3

Article number	Description	Batch size	Buffer quantity	Delivery time	Transportation time	Total delivery time

[MAXWELL LOGO]	CONDIS

Appendix 5

Local Buyer	Buyer order process	Order methode	Order acknowledgement method	Product time	Order acknowledgment working days	Order change time working days	Order cancellation time working days
ABB PT HV/HV/B	771 80 Ludvika	ASCC	ASCC	Std product	4	15	25
ABB PT HV/HV/B	771 80 Ludvika	ASCC	ASCC	Non std product	4	20	35
ABB PT HV/HV/B	771 80 Ludvika	ASCC	ASCC	Make to order product	10	25	40

Appendix 6

				Delivery time
Local Buyer	Delivery adresse	Order methode	Product time	Delivery time excl. Transport.- time working days	Transport.- time working days	Total Delivery time working days
ABB PT HV/HV/B	ABB Power Technologies Brytarterminalen Torg 62 771 80 LUDVIKA	ASCC	Std product	25	5	30
ABB PT HV/HV/B	ABB Power Technologies Brytarterminalen Torg 62 771 80 LUDVIKA	ASCC	Non std product	50	5	55
ABB PT HV/HV/B	ABB Power Technologies Brytarterminalen Torg 62 771 80 LUDVIKA	ASCC	Make to order product	70	5	75

[ABB Logo]	Process agreement Appendix 7: Delivery terms

Department	Issued by:	Date:	Approved by:	Page
PTHVP/BI	Lena Hammargren	2004-04-16	Hans Linder	1(2)

[ABB Logo]	Process agreement Appendix 10: ASCC

Department	Issued by:	Date:	Checked/approved:	Page
PTHVP/BI	Lena Hammargren	2004-04-16	Hans Linder	1(1)

Webbadress	*
Log in	*
Password	*
Login intervall for Transactions:	*
Login interval for Forecast:	*

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.